Exhibit 99.1
News Release
Novelis Reports Third Quarter Fiscal Year 2026 Results

Q3 Fiscal Year 2026 Highlights
•Net loss attributable to our common shareholder of $160 million, compared to a net income of $110 million in the prior year, significantly impacted by Oswego, US, plant fires in September and November
•Oswego production interruptions caused rolled product shipments to be an estimated 72 kilotonnes lower than expected, resulting in an estimated negative pre-tax $54 million impact on Adjusted EBITDA and Net loss; Net loss was additionally impacted by $327 million in pre-tax losses related to the fires
•Adjusted EBITDA of $348 million, down 5% YoY, impacted by an estimated negative $54 million from the Oswego fires and $34 million from tariffs
•Rolled product shipments of 809 kilotonnes, down 11% YoY
•Adjusted EBITDA per tonne shipped of $430, up 6% YoY
•Recovering from production disruption at Oswego; anticipate restarting the hot mill in late Q2 calendar year 2026
•Received an equity contribution from its common shareholder in the amount of $750 million in December

ATLANTA, February 11, 2026 – Novelis Inc., a leading sustainable aluminum solutions provider and the world leader in aluminum rolling and recycling, today reported results for the third quarter of fiscal year 2026.
"Despite facing short-term capacity constraints due to the Oswego production disruption, our underlying performance remains strong, driven by our resilient business model, strategic investments in new capacity, effective cost management initiatives, and favorable market conditions—particularly in the beverage packaging sector, our largest product end market," said Steve Fisher, president and CEO, Novelis Inc. "Cost efficiencies and favorable recycling benefits contributed to a 6% year-over-year increase in Adjusted EBITDA per tonne to $430 in the third quarter, even after absorbing tariffs and the impact of the Oswego fires, highlighting the robustness of our core business."
Third Quarter Fiscal Year 2026 Financial Highlights
Net sales for the third quarter of fiscal year 2026 increased 3% versus the prior year period to $4.2 billion, mainly driven by higher average aluminum prices, partially offset by an 11% decrease in total rolled product shipments to 809 kilotonnes. Lower shipments to the automotive, beverage packaging and specialties markets were primarily driven by an estimated 72 kilotonne negative shipment impact related to the Oswego production disruption, partially offset by higher aerospace shipments.
Net income attributable to our common shareholder was a loss of $160 million in the third quarter of fiscal year 2026, compared to a net income of $110 million in the prior year period. The decrease was due primarily to the Oswego production disruption and $327 million in pre-tax net losses related to the Oswego fires, as well as unrealized losses on derivatives in the current year compared to gains in the prior year, partially offset by favorable metal price lag resulting from rising average local market aluminum premiums. Adjusted EBITDA decreased 5% year-over-year to $348 million in the third quarter of fiscal year 2026, impacted by an estimated negative $54 million resulting from production interruptions at Oswego and $34 million from tariffs. Partially offsetting these factors were lower aluminum scrap input prices, higher product pricing and savings from our cost efficiency actions.
Net cash used in operating activities was an outflow of $90 million in the first nine months of fiscal year 2026, compared to a net cash inflow $263 million in the prior year period, largely related to impacts from the Oswego fires. Adjusted free cash flow was an outflow of $1,641 million in the first nine months of fiscal year 2026, compared to the prior year period outflow of $915 million, impacted by an estimated negative $485 million related to the Oswego fires. The decrease in free cash flow was also partially due to a 34% increase in total capital expenditures to $1,577 million for the first nine months of fiscal year 2026, mainly for strategic investments in new capacity under construction, most notably in the U.S. for the Company's greenfield rolling and recycling plant in Bay Minette, Alabama.

"Despite the challenges posed by the Oswego fires, we continue to demonstrate disciplined execution of cost efficiency initiatives and cash flow management, as reflected in our underlying performance," said Dev Ahuja, executive vice president and CFO, Novelis Inc. "The equity infusion from our parent company highlights their support and confidence in Novelis, helping us navigate a difficult but temporary situation.”
The Company had a net leverage ratio (Adjusted Net Debt / trailing twelve months (TTM) Adjusted EBITDA) of 3.7x at the end of the third quarter of fiscal year 2026. Total liquidity stood at $2.6 billion as of December 31, 2025, consisting of $825 million in cash and cash equivalents and $1.7 billion in availability under committed credit facilities. In December, the Company received an equity contribution from its common shareholder in the amount of $750 million.
Update on September and November Fires at Oswego Plant
On September 16, a fire broke out at the Novelis plant in Oswego, New York. On November 20, a second significant fire occurred at the Oswego plant in a location where repair work from the September fire was taking place. Everyone working at the plant was safely evacuated and there were no injuries to employees, contractors or first responders during either event. Both fire events were contained to the hot mill area and did not impact the rest of the plant.
"We are aggressively leveraging our global footprint and third-party sources to overcome capacity constraints while we simultaneously restore the Oswego plant," said Fisher. "Based on work to-date, we expect to restart the Oswego hot mill late in the second quarter of calendar 2026."
Third Quarter Fiscal Year 2026 Earnings Conference Call
Novelis will discuss its third quarter fiscal year 2026 results via a live webcast and conference call for investors at 7:00 a.m. EST/5:30 p.m. IST on Wednesday, February 11, 2026. The webcast link, presentation materials and access information can also be found at novelis.com/investors. To view slides and listen to the live webcast, visit: https://event.choruscall.com/mediaframe/webcast.html?webcastid=EgugP4UQ. To participate by telephone, participants are requested to register at: https://services.incommconferencing.com/DiamondPassRegistration/register?confirmationNumber=13758269&linkSecurityString=1ea08ffd35.
About Novelis
Novelis Inc. is driven by its purpose of shaping a sustainable world together. We are a global leader in the production of innovative aluminum products and solutions and the world's largest recycler of aluminum. Our ambition is to be the leading provider of low-carbon, sustainable aluminum solutions and to achieve a fully circular economy by partnering with our suppliers, as well as our customers in the aerospace, automotive, beverage packaging and specialties industries throughout North America, Europe, Asia and South America. Novelis had net sales of $17.1 billion in fiscal year 2025. Novelis is a subsidiary of Hindalco Industries Limited, an industry leader in aluminum and copper, and the metals flagship company of the Aditya Birla Group, a multinational conglomerate based in Mumbai. For more information, visit novelis.com.
Non-GAAP Financial Measures
This news release and the presentation slides for the earnings call contain non-GAAP financial measures as defined by SEC rules. We believe these measures are helpful to investors in measuring our financial performance and liquidity and comparing our performance to our peers. However, our non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures used by other companies. These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for GAAP financial measures. To the extent we discuss any non-GAAP financial measures on the earnings call, a reconciliation of each measure to the most directly comparable GAAP measure will be available in the presentation slides, which can be found at novelis.com/investors. In addition, the Form 8-K includes a more detailed description of each of these non-GAAP financial measures, together with a discussion of the usefulness and purpose of such measures.
Attached to this news release are tables showing the condensed consolidated statements of operations, condensed consolidated balance sheets, condensed consolidated statements of cash flows, reconciliation of Adjusted EBITDA, Adjusted EBITDA per Tonne, Adjusted Free Cash Flow, Adjusted Net Leverage Ratio, Net Income attributable to our common shareholder excluding Special Items, and segment information.
Forward-Looking Statements
Statements made in this news release which describe Novelis' intentions, expectations, beliefs or predictions may be forward-looking within the meaning of securities laws. Forward-looking statements include statements preceded by, followed by, or including the words "believes," "expects," "anticipates," "plans," "estimates," "projects," "forecasts," or similar expressions. Examples of forward-looking statements in this news release are: our anticipation of resuming operations at the Oswego hot mill late in the second quarter of calendar 2026, that the liquidity effects related to the

Oswego fires are expected to be temporary, and that we are well positioned to sustain long-term growth. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty and Novelis' actual results could differ materially from those expressed or implied in such statements. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise.
Factors that could cause actual results or outcomes to differ from the results expressed or implied by forward-looking statements include, among other things: unplanned disruptions at our operating facilities, disruptions or changes in the business or financial condition of our significant customers or the loss of their business or reduction in their requirements; impact of changes in trade policies, new tariffs, duties and other trade measures; price and other forms of competition from other aluminum rolled products producers and potential new market entrants; the competitiveness of our end-markets, and the willingness of our customer to accept substitutes for our products, including steel, plastics, composite materials and glass; our failure to realize the anticipated benefits of strategic investments; increases in the cost or volatility in the availability of primary aluminum, scrap aluminum, sheet ingot, or other raw materials used in the production of our products; risks related to the energy-intensive nature of our operations, including increases to energy costs or disruptions to our energy supplies; downturns in the automotive and ground transportation industries or changes in consumer demand; union disputes and other employee relations issues; the impact of labor disputes and strikes on our customers; loss of our key management and other personnel, or an inability to attract and retain such management and other personnel; unplanned disruptions at our operating facilities, including as a result of adverse weather phenomena or fires; economic uncertainty, capital markets disruption and supply chain interruptions; unexpected impact of public health crises on our business, suppliers, and customers; risks relating to certain joint ventures, subsidiaries and assets that we do not entirely control; risks related to fluctuations in freight costs; risks related to rising inflation and prolonged periods of elevated interest rates; risks related to timing differences between the prices we pay under purchase contracts and metal prices we charge our customers; a deterioration of our financial condition, a downgrade of our ratings by a credit rating agency or other factors which could limit our ability to enter into, or increase our costs of, financing and hedging transactions; risk of rising debt service obligations related to variable rate indebtedness; adverse changes in currency exchange rates; our inability to transact in derivative instruments, or our inability to adequately hedge our exposure to price fluctuations under derivative instruments, or a failure of counterparties to our derivative instruments to honor their agreement; an adverse decline in the liability discount rate, lower-than-expected investment return on pension assets; impairments to our goodwill, other intangible assets, and other long-lived assets; tax expense, tax liabilities or tax compliance costs; risks related to the operating and financial restrictions imposed on us by the covenants in our credit facilities and the indentures governing our Senior Notes; cybersecurity attacks against, disruptions, failures or security breaches and other disruptions to our information technology networks and systems; risks of failing to comply with federal, state and foreign laws and regulations and industry standards relating to privacy, data protection, advertising and consumer protection; our inability to protect our intellectual property, the confidentiality of our know-how, trade secrets, technology, and other proprietary information; risks related to our global operations, including the impact of complex and stringent laws and government regulations; risks related to global climate change, including legal, regulatory or market responses to such change; risks related to a broad range of environmental, health and safety laws and regulations; and risks related to potential legal proceedings or investigations. The above list of factors is not exhaustive. Other important factors are discussed under the captions "Risk Factors" and “Management’s Discussion and Analysis” in our Annual Report on Form 10-K for the fiscal year ended March 31, 2025 and as the same may be updated from time to time in our quarterly reports on Form 10-Q, or in other reports which we from time to time file with the SEC.

Media Contact:	Investor Contact:
Julie Groover	Megan Cochard
+1 404 316 7525	+1 404 760 4170
julie.groover@novelis.adityabirla.com	megan.cochard@novelis.adityabirla.com

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2025	2024	2025	2024
Net sales	$4,186	$4,080	$13,647	$12,562
Cost of goods sold (exclusive of depreciation and amortization)	3,513	3,516	11,617	10,607
Selling, general and administrative expenses	177	179	525	543
Depreciation and amortization	155	142	455	423
Interest expense and amortization of debt issuance costs	66	66	201	210
Research and development expenses	22	25	68	75
Loss on extinguishment of debt, net	—	—	3	—
Restructuring and impairment expenses, net	20	6	136	46
Equity in net loss (income) of non-consolidated affiliates	7	1	1	(2)
Other expenses (income), net	381	(4)	426	121
	4,341	3,931	13,432	12,023
(Loss) income before income tax provision	(155)	149	215	539
Income tax provision	4	39	115	150
Net (loss) income	(159)	110	100	389
Net income attributable to noncontrolling interest	1	—	1	—
Net (loss) income attributable to our common shareholder	$(160)	$110	$99	$389

Novelis Inc.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)

(in millions, except number of shares)	December 31, 2025	March 31, 2025
ASSETS
Current assets:
Cash and cash equivalents	$825	$1,036
Accounts receivable, net
— third parties (net of allowance for uncollectible accounts of $7 as of December 31, 2025, and March 31, 2025)	2,017	2,073
— related parties	176	136
Inventories	3,703	3,054
Prepaid expenses and other current assets	302	234
Fair value of derivative instruments	109	176
Assets held for sale	19	6
Total current assets	7,151	6,715
Property, plant and equipment, net	8,118	6,851
Goodwill	1,080	1,074
Intangible assets, net	458	509
Investment in and advances to non–consolidated affiliates	981	912
Deferred income tax assets	166	188
Other long-term assets
— third parties	287	263
— related parties	5	3
Total assets	$18,246	$16,515
LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities:
Current portion of long-term debt	$52	$32
Short-term borrowings	592	348
Accounts payable
— third parties	3,548	3,687
— related parties	325	275
Fair value of derivative instruments	378	106
Liabilities held for sale	13	—
Accrued expenses and other current liabilities	704	666
Total current liabilities	5,612	5,114
Long-term debt, net of current portion	6,317	5,773
Deferred income tax liabilities	189	295
Accrued postretirement benefits	523	534
Other long-term liabilities	298	284
Total liabilities	12,939	12,000
Commitments and contingencies
Shareholder’s equity
Common stock, no par value; unlimited number of shares authorized; 605,000,000 and 600,000,000 shares issued and outstanding as of December 31, 2025, and March 31, 2025, respectively	—	—
Additional paid-in capital	1,823	1,108
Retained earnings	3,854	3,755
Accumulated other comprehensive loss	(385)	(358)
Total equity of our common shareholder	5,292	4,505
Noncontrolling interest	15	10
Total equity	5,307	4,515
Total liabilities and equity	$18,246	$16,515

Novelis Inc.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine Months Ended December 31,
(in millions)	2025	2024
OPERATING ACTIVITIES
Net (loss) income	$100	$389
Adjustments to determine net cash provided by operating activities:
Depreciation and amortization	455	423
Loss (gain) on unrealized derivatives and other realized derivatives in investing activities, net	71	(17)
Loss on sale of assets, net	3	2
Non-cash restructuring and impairment charges	76	34
Loss on extinguishment of debt, net	3	—
Deferred income taxes, net	(20)	(26)
Equity in net loss (income) of non-consolidated affiliates	1	(2)
Loss (gain) on foreign exchange remeasurement of debt	18	(12)
Amortization of debt issuance costs and carrying value adjustments	11	10
Non-cash charges related to Sierre flooding	—	42
Non-cash charges related to Oswego fire	36	—
Other, net	—	4
Changes in assets and liabilities including assets and liabilities held for sale:
Accounts receivable	61	(221)
Inventories	(557)	(486)
Accounts payable	(253)	245
Other assets	(86)	(66)
Other liabilities	(9)	(56)
Net cash (used in) provided by operating activities	$(90)	$263
INVESTING ACTIVITIES
Capital expenditures	$(1,577)	$(1,175)
Proceeds from sales of assets, third party, net of transaction fees and hedging	1	—
Proceeds (outflows) from investment in and advances to non-consolidated affiliates, net	3	(9)
Outflows from the settlement of derivative instruments, net	(25)	(4)
Proceeds from insurance claims	36	—
Other	12	10
Net cash used in investing activities	$(1,550)	$(1,178)
FINANCING ACTIVITIES
Proceeds from issuance of long-term and short-term borrowings	$1,458	$268
Principal payments of long-term and short-term borrowings	(822)	(123)
Revolving credit facilities and other, net	89	262
Debt issuance costs	(25)	(3)
Proceeds from equity contribution from our common shareholder	750	—
Return of capital to our common shareholder	(35)	—
Net cash provided by financing activities	$1,415	$404
Net decrease in cash, cash equivalents and restricted cash	(225)	(511)
Effect of exchange rate changes on cash	14	(15)
Cash, cash equivalents and restricted cash — beginning of period	1,041	1,322
Cash, cash equivalents and restricted cash — end of period	$830	$796

Cash and cash equivalents	$825	$791
Restricted cash (included in other long-term assets)	5	5
Cash, cash equivalents and restricted cash — end of period	$830	$796

Reconciliation of Adjusted EBITDA to Net Income Attributable to our Common Shareholder (unaudited)
The following table reconciles Adjusted EBITDA, a non-GAAP financial measure, to net income attributable to our common shareholder.

	Three Months Ended December 31,		Nine Months Ended December 31,		Year Ended	TTM Ended(1)
(in millions)	2025	2024	2025	2024	March 31, 2025	December 31, 2025
Net (loss) income attributable to our common shareholder	$(160)	$110	$99	$389	$683	$393
Net income attributable to noncontrolling interests	1	—	1	—	—	1
Income tax provision	4	39	115	150	159	124
Interest, net	62	61	187	192	252	247
Depreciation and amortization	155	142	455	423	575	607
EBITDA	$62	$352	$857	$1,154	$1,669	$1,372

Adjustment to reconcile proportional consolidation	$12	$9	$39	$34	$47	$52
Unrealized losses (gains) on change in fair value of derivative instruments, net	33	(18)	70	(34)	(57)	47
Realized (gains) losses on derivative instruments not included in Adjusted EBITDA	(1)	1	(7)	6	5	(8)
Loss on extinguishment of debt, net	—	—	3	—	7	10
Restructuring and impairment expenses, net(2)	20	6	136	46	53	143
Loss on sale or disposal of assets, net	—	—	3	2	4	5
Metal price lag	(126)	—	(324)	(14)	(69)	(379)
Sierre flood losses, net of recoveries(3)	2	5	10	106	105	9
September Oswego fire losses, net of recoveries(4)	300	—	321	—	—	321
November Oswego fire losses, net of recoveries(4)	27	—	27	—	—	27
Start-up costs(5)	12	—	25	—	—	25
Other, net	7	12	26	29	38	35
Adjusted EBITDA	$348	$367	$1,186	$1,329	$1,802	$1,659
____________________
(1)The amounts in the TTM column are calculated by taking the amounts for the year ended March 31, 2025, subtracting the amounts for the nine months ended December 31, 2024, and adding the amounts for the nine months ended December 31, 2025.
(2)Restructuring and impairment expenses, net for the three and nine months ended December 31, 2025 include $18 million and $129 million, respectively, related to the 2025 Efficiency Plan.
(3)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland plant in June 2024, caused by unprecedented heavy rainfall, net of the related property insurance recoveries.
(4)September Oswego fire losses, net of recoveries and November Oswego fire losses, net of recoveries relate to non-recurring non-operating charges from two significant fires at our Oswego, New York plant.
(5)Start-up costs are related to the construction of a rolling and recycling plant in Bay Minette, Alabama. All of these costs are included in Selling, general and administrative expenses.

The following table presents the calculation of Adjusted EBITDA per tonne.

	Three Months Ended December 31,
	2025	2024
Adjusted EBITDA (in millions) (numerator)	$348	$367
Rolled product shipments (in kt) (denominator)	809	904
Adjusted EBITDA per tonne	$430	$406

Adjusted Free Cash Flow (unaudited)
The following table reconciles Adjusted Free Cash Flow and Adjusted Free Cash Flow, non-GAAP financial measures, to net cash provided by operating activities - continuing operations.

	Nine Months Ended December 31,
(in millions)	2025	2024
Net cash (used in) provided by operating activities(1)	$(90)	$263
Net cash used in investing activities(1)	(1,550)	(1,178)
Less: Proceeds from sales of assets and business, net of transaction fees, cash income taxes and hedging	(1)	—
Adjusted Free Cash Flow	$(1,641)	$(915)
_________________________
(1)For the nine months ended December 31, 2025 and 2024, the Company did not have any cash flows from discontinued operations in operating activities or investing activities.
Net Leverage Ratio (unaudited)
The following table reconciles long-term debt, net of current portion to Adjusted Net Debt.

(in millions)	December 31, 2025	March 31, 2025
Long–term debt, net of current portion	$6,317	$5,773
Current portion of long-term debt	52	32
Short-term borrowings	592	348
Unamortized carrying value adjustments	68	59
Cash and cash equivalents	(825)	(1,036)
Adjusted Net Debt	$6,204	$5,176

The following table shows the calculation of the Net Leverage Ratio (in millions, except for the Net Leverage Ratio).

	December 31, 2025	March 31, 2025
Adjusted Net Debt (numerator)	$6,204	$5,176
TTM Adjusted EBITDA (denominator)	$1,659	$1,802
Net Leverage Ratio	3.7	2.9

Reconciliation of Net Income Attributable to our Common Shareholder, Excluding Special Items to Net Income Attributable to our Common Shareholder (unaudited)
The following table presents net income attributable to our common shareholder excluding special items, a non-GAAP financial measure. We adjust for items which may recur in varying magnitude which affect the comparability of the operational results of our underlying business.

	Three Months Ended December 31,		Nine Months Ended December 31,
(in millions)	2025	2024	2025	2024
Net (loss) income attributable to our common shareholder	$(160)	$110	$99	$389
Special Items:
Loss on extinguishment of debt, net	—	—	3	—
Metal price lag	(126)	—	(324)	(14)
Restructuring and impairment expenses, net	20	6	136	46
Sierre flood losses, net of recoveries(1)	2	5	10	106
September Oswego fire losses, net of recoveries(2)	300	—	321	—
November Oswego fire losses, net of recoveries(2)	27	—	27	—
Start-up costs(3)	12	—	25	—
Tax effect on special items	(55)	(2)	(48)	(25)
Net income attributable to our common shareholder, excluding special items	$20	$119	$249	$502
_________________________
(1)Sierre flood losses, net of recoveries relate to non-recurring non-operating charges from exceptional flooding at our Sierre, Switzerland plant in June 2024 caused by unprecedented heavy rainfall, net of the related property insurance recoveries.
(2)September Oswego fire losses, net of recoveries and November Oswego fire losses, net of recoveries relate to non-recurring non-operating charges from two significant fires at our Oswego, New York plant.
(3)Start-up costs are related to the construction of a rolling and recycling plant in Bay Minette, Alabama. All of these costs are included in Selling, general and administrative expenses.

Segment Information (unaudited)
The following tables present selected segment financial information (in millions, except shipments which are in kilotonnes).

Selected Operating Results Three Months Ended December 31, 2025	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$94	$78	$48	$130	$(2)	$348

Shipments (in kt)
Rolled products – third party	283	235	137	154	—	809
Rolled products – intersegment	—	27	52	16	(95)	—
Total rolled products	283	262	189	170	(95)	809

Selected Operating Results Three Months Ended December 31, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$122	$49	$75	$121	$—	$367

Shipments (in kt)
Rolled products – third party	360	225	154	165	—	904
Rolled products – intersegment	—	1	32	1	(34)	—
Total rolled products	360	226	186	166	(34)	904

Selected Operating Results Nine Months Ended December 31, 2025	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$361	$229	$240	$357	$(1)	$1,186

Shipments (in kt)
Rolled products – third party	1,041	757	471	444	—	2,713
Rolled products – intersegment	—	28	155	41	(224)	—
Total rolled products	1,041	785	626	485	(224)	2,713

Selected Operating Results Nine Months Ended December 31, 2024	North America	Europe	Asia	South America	Eliminations and Other	Total
Adjusted EBITDA	$490	$202	$258	$375	$4	$1,329

Shipments (in kt)
Rolled products – third party	1,143	719	472	466	—	2,800
Rolled products – intersegment	1	3	106	16	(126)	—
Total rolled products	1,144	722	578	482	(126)	2,800